Exhibit 10.14

NINTH AMENDMENT

to

LEASE BETWEEN

EMERY STATION OFFICE II, LLC (LANDLORD)

And

NOVACAL PHARMACEUTICALS, INC. (TENANT)

EMERYSTATION NORTH PROJECT

Emeryville, California

Reference is made to that certain Lease dated June 3, 2004, by and between Emery Station Office II, LLC, a California Limited Liability Company, as Landlord (“Landlord”), and NovaBay Pharmaceuticals, Inc. (formerly Novacal Pharmaceuticals, Inc.), a Delaware Corporation, as Tenant (“Tenant”), as such Lease was amended by First Amendment dated June 22, 2004, by Second Amendment dated July 22, 2004, by Third Amendment dated March 25, 2005, by Fourth Amendment dated September 30, 2006, by Fifth Amendment dated November 20, 2007, by Sixth Amendment dated September 1, 2008, by Seventh Amendment whose effective date was March 1, 2012, and by Eighth Amendment whose effective date was March 1, 2012, the Lease and First through Eighth Amendments thereto collectively constituting and being referred to as the “Existing Lease”. The Existing Lease is hereby further amended by this Ninth Amendment to Lease (the “Ninth Amendment”), whose terms are outlined below. The effective date of this Ninth Amendment shall be July 31, 2020 (the “Ninth Amendment Effective Date”). From and after the Ninth Amendment Effective Date, the Existing Lease and this Ninth Amendment thereto shall constitute and be referred to as the “Lease” for all purposes thereunder.

NINTH AMENDMENT TERMS:

1.

Under the Existing Lease, Tenant currently leases from Landlord a Premises totaling 16,465 rentable square feet, consisting of 16,140 rentable square feet of contiguous spaces collectively referred to as Suite 500 and of the 325 rentable square foot Suite 395, both located in the EmeryStation North building with an address of 5980 Horton Street in Emeryville, CA, (the “Building”). The Existing Lease has an Expiration Date of October 31, 2020.

2.	Pursuant to a sublease dated July 11, 2016 (the “Sublease”), by and between Tenant and Zymergen, Inc. (“Zymergen”), Tenant subleases the Premises to Zymergen.

3.

Landlord and Tenant hereby agree that Landlord shall have the right, in its sole and absolute discretion, to terminate the Lease Term early, such that the Expiration Date will be August 31, 2020 (the “Early Termination Right”). Landlord’s election to invoke the Early Termination Right shall require Landlord to provide Tenant formal written notice thereof (“Landlord’s Termination Notice”) no later than thirty (30) days following the Ninth Amendment Effective Date. In the event Landlord fails to provide Tenant Landlord’s Termination Notice within said thirty (30) days, then the Early Termination Right shall be of no force and effect and the Lease and its October 31, 2020 Expiration Date shall remain in full force and effect as if there was no Ninth Amendment.

4.

Tenant understands and acknowledges that Landlord and Zymergen are negotiating a potential lease under which Zymergen would lease from Landlord a portion of the Premises (the Zymergen Retained Space”, as such is more specifically defined in Exhibit A hereto) for a term commencing September 1, 2020, upon the expiration of the Lease assuming Landlord has elected to use its Early Termination Right. Landlord shall have the right to determine, in its sole and absolute discretion, whether or not it will enter into such a sublease with Zymergen for the Zymergen Retained Space, and is under no obligation to do so.

5.

In the event Landlord elects to enter into a lease with Zymergen for the Zymergen Retained Space as described above, and also elects to invoke the Early Termination Right, then Landlord agrees to accept possession of the Premises from Tenant on August 31, 2020 with Zymergen remaining in occupancy of the Zymergen Retained Space but otherwise vacant and in the condition required by the Lease.

6.

In the event Landlord invokes Landlord’s Early Termination Right, Tenant’s restoration obligations under the Lease shall be limited to the scope of work set forth in Exhibit B hereof. In such event, Landlord and Tenant hereby understand and agree that Zymergen shall be solely responsible for performing the work set forth in Exhibit B, and Tenant shall have no responsibility to perform the Exhibit B work nor shall have any liability for the character, quality nor completion of the work to be done by Zymergen. In the event Landlord does not invoke Landlord’s Early Termination Right, Tenant’s restoration obligations shall remain as set forth in the Existing Lease and shall not be altered by the terms of this Ninth Amendment.

7.	Tenant represents and warrants that it has represented itself in the above transaction and that no brokerage commission will be due and payable by Landlord as a result hereof.

Except for those terms outlined above, all other terms and conditions of the Lease shall apply. Except as modified hereby, the Lease is ratified and confirmed in its entirety by the parties hereto.

In witness hereof, the parties have executed this Ninth Amendment as of the date noted below.

(signatures appear on following page)

TENANT:		LANDLORD:
NOVABAY PHARMACEUTICALS INC., a Delaware corporation		EMERY STATION OFFICE II, LLC, a California limited liability company

By:	/s/ Justin Hall	By:	EMERY STATION ASSOCIATES II, LLC, a California limited liability company
Print Name:	Justin Hall	Its:	Managing Member
Its:	CEO
August 4, 2020
By:			By:	Wareham – NZL,
a California limited liability company
Print Name:
Its:			Its:	Managing Member

			By:	/s/ Richard K. Robbins
Richard K. Robbins, Manager

EXHIBIT A

Zymergen Retained Space

EXHIBIT B

Zymergen Restoration Work

●

Zymergen will demise the body of Suite 500 from (a) the Zymergen Retained Space on the 5th floor (“5th Floor Zymergen Retained Space”), and (b) other adjacent space on the 5th floor that Zymergen directly leases from Landlord as of the date hereof, all as generally shown on Schedule 1 attached hereto. Zymergen to construct such demising so as to comply with applicable Law and match existing building finishes in the Premises.

●

In lieu of replacing affixed lab benches and sink and shelving that were removed from the original Premises, Zymergen will leave in place the fifty-five (55) unaffixed lab benches within the hatched portion of Suite 500 (excluding the 5th Floor Zymergen Retained Space) shown on Schedule 2 attached hereto, which benches are highlighted and further described thereon. For the avoidance of doubt, the units of casework within Suite 500 (excluding the 5th Floor Zymergen Retained Space) shown on Schedule 2 and highlighted thereon are the property of Landlord and shall remain in place.

●

Zymergen shall install an emon demon measuring device (reasonably similar to those existing elsewhere in the Building) at the subpanel L530S served by the existing backup generator that serves the Premises.

●

Zymergen shall disconnect from the air compressor in the 5th Floor Zymergen Retained Space the compressed air piping currently located within the portion of Suite 500 that excludes the 5th Floor Zymergen Retained Space. Such piping shall be disconnected at a point within such portion of Suite 500 in a way reasonably acceptable to Landlord such that Landlord may, in its sole and absolute discretion, elect to connect said piping to another source of compressed air.

●

Zymergen shall remove data/telecommunications cabling installed within the portion of Suite 500 that excludes the 5th Floor Zymergen Retained Space, provided that Landlord notifies Zymergen at least fifteen (15) days prior to the early Termination Date that Zymergen shall be required to remove same.

●	Zymergen shall leave in place (a) the affixed electrical distribution poles within the office portion of Suite 500, and (b) the affixed server racks within the IT closet within Suite 500.

SCHEDULE 1

Demising Plan

SCHEDULE 2

Furniture Plan